                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:


[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           DIAMETRICS MEDICAL, INC.
               (Name of Registrant as Specified in Its Charter)

                ______________________________________________
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------

     (5)  Total fee paid:

          ------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------

     (3)  Filing Party:

          ------------------------------------------------------------------

     (4)  Date Filed:

          ------------------------------------------------------------------

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 17, 2000

TO THE SHAREHOLDERS OF DIAMETRICS MEDICAL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of Diametrics Medical, Inc. (the "Company") will be held at 3:30 p.m. on Wednesday, May 17, 2000, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

  (1) To elect three members to the Board of Directors to serve for a term beginning May 17, 2000 and until their terms expire and until their successors are elected and qualified.

  (2) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 29, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A copy of the Company's Annual Report is included with this mailing, which is being first made available on approximately the date shown below.

  We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth L. Cutler
                                          Kenneth L. Cutler
                                          Secretary

Dated: April 14, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 17, 2000

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Diametrics Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, May 17, 2000, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota at 3:30 p.m., Minneapolis time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about April 14, 2000.

  All holders of the Common Stock, $.01 par value per share (the "Common Stock"), whose names appear of record on the Company's books at the close of business on March 29, 2000 will be entitled to vote at the Annual Meeting or any adjournment thereof. At the close of business on March 29, 2000, a total of 26,127,423 shares of Common Stock were outstanding, each share being entitled to one vote. The holders of a majority of the Common Stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting. If such quorum shall not be present or represented at the Annual Meeting, the shareholders present or represented at the Annual Meeting may adjourn the Annual Meeting from time to time without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or in person. Expenses in connection with the solicitation of proxies will be paid by the Company.

  If the enclosed proxy is properly executed and returned, and if a shareholder specifies a choice on the proxy, shares of the Common Stock represented by the proxy will be voted in the manner directed by the shareholder. If the proxy is signed and returned but no direction is made, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date. Any proxy also may be revoked by the shareholder attending the Annual Meeting and voting in person. A notice of revocation need not be on any specific form.

  As of the date of this Proxy Statement, the Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

  A copy of the Company's Annual Report for the year ended December 31, 1999 is being furnished to each shareholder with this Proxy Statement.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide for a "classified board" of directors. The number of members of the Board of Directors is currently set at seven, and the directors are divided into three classes comprised as follows:
(i) Roy S. Johnson, David V. Milligan, Ph.D. and Hans-Guenter Hohmann, whose terms expire at the Annual Meeting; (ii) Gerald L. Cohn and Mark B. Knudson, Ph.D., whose terms expire at the annual meeting in 2001; and (iii) David T. Giddings and Andre de Bruin, whose terms expire at the annual meeting in 2002 (or, in all cases, when their respective successors are elected and qualified). The Board has nominated Mr. Johnson, Dr. Milligan and Mr. Hohmann for reelection to the Board of Directors at the Annual Meeting for terms expiring at the annual meeting in 2003. The nominees have indicated a willingness to serve, but in case a nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. The other directors of the Company will continue in office for their existing terms. The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the election of the nominees for director.

  Certain biographical information furnished by the Company's current directors and nominees for director is presented below.

 Name                                 Age Position
 ----                                 --- --------
 David T. Giddings(1)................  56 President, Chief Executive Officer
                                          and Chairman of the Board
 Gerald L. Cohn(2)(3)................  71 Director
 Andre de Bruin(1)(3)................  53 Director
 Hans-Guenter Hohmann(2).............  57 Director
 Roy S. Johnson(1)...................  47 Executive Vice President and
                                          President and Managing Director of
                                          Diametrics Medical, Ltd., and
                                          Director
 Mark B. Knudson, Ph.D.(2)...........  51 Director
 David V. Milligan, Ph.D.(3).........  59 Director

--------
(1) Member of the Nominating Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Member of the Audit Committee of the Board of Directors.

  Mr. Giddings was appointed Chairman of the Board of Directors, President and Chief Executive Officer of the Company in April 1996. Mr. Giddings was formerly President and Chief Operating Officer of the United States operations of Boehringer Mannheim Corporation ("BMC"), a U.S. subsidiary of Corange Limited, a private global healthcare corporation. He joined BMC in 1992 after a 26 year career with Eastman Kodak Company ("Kodak"), where he held a number of senior management positions, including General Manager and Vice President of Marketing and Sales, clinical products division. He also served as Vice President and General Manager of Kodak's imaging information system group and of its printing and publishing division.

  Mr. Cohn has been a director of the Company since June 1996 and has been a private investor and consultant since 1991. Mr. Cohn is a consultant to, and a director of, DVI, Inc., a healthcare finance company, and also a director of Niagara Corporation, a steel manufacturing company. Although Mr. Cohn has been a director of the Company since 1996, Mr. Cohn also serves on the Board of Directors of the Company as a representative of BCC Acquisition II LLC. Pursuant to a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn as their representatives. Mr. Cohn is (1) a manager of Bay City Capital Management LLC, the general partner of The Bay City Capital Fund I, L.P., which is the managing member of BCC Acquisition II LLC, and (2) a manager of Bay City Capital LLC, which provides investment advice to The Bay City Capital Fund I, L.P.

  Mr. de Bruin has been a director of the Company since June 1996. He was appointed President and Chief Executive Officer of Quidel Corporation ("Quidel") in June 1998. Prior to that, Mr. de Bruin was Chairman, President and Chief Executive Officer of Somatogen, Inc. ("Somatogen"), a publicly held biotechnology company which he joined in 1994. Immediately prior to joining Somatogen, he was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation. Mr. de Bruin is also a director of Quidel and Metabolex, Inc., a privately held company founded to develop therapeutics for diabetes and related metabolic diseases.

  Mr. Hohmann has been a director of the Company since August 1999. Since November 1999, he has been Managing Director of Agilent Technologies, GmbH, and General Manager of the Point-of-Care Diagnostics Division of Agilent Technologies, Inc. ("Agilent"). Agilent is the new company formed by the realignment of the Hewlett-Packard Company ("HP"), and is a leading provider of test and measurement solutions and communications components. Mr. Hohmann's career at HP and Agilent has spanned 32 years, where he has held a variety of management and engineering positions. From 1996 to November 1999, Mr. Hohmann was general manager of the Patient Monitoring Division within HP's Healthcare Solutions Group. From 1989 to 1996, he was general manager of HP's Chemical Analysis Group-Europe. Other positions included: R&D manager of the Boeblingen, Germany Medical Division, engineering manager of the Medical Products Group and division manager of the Waldbronn Analytical Division. Mr. Hohmann serves on the Board of Directors as a representative of Agilent pursuant to a Common Stock Purchase Agreement dated June 6, 1999, between the Company and HP, signed concurrently with a Distribution Agreement between the two companies. HP assigned both agreements to Agilent in November 1999, making Agilent the exclusive global distributor of the Company's Trendcare(R) continuous blood gas monitoring systems and the IRMA(R) SL point-of-care blood analysis system.

  Mr. Johnson has been a director since he joined the Company in November 1996 as Executive Vice President, and President and Managing Director of Diametrics Medical, Ltd. ("DML"), a subsidiary of the Company established in conjunction with the acquisition in November 1996 of Biomedical Sensors, Ltd. ("BSL"). DML markets a line of indwelling monitoring systems for continuous blood and tissue assessment of critically ill patients. Beginning in 1977, Mr. Johnson served in a number of management positions for the predecessors of the BSL business, most recently as President and Chief Executive Officer while it was a subsidiary of Orange Medical Instruments, Inc. and later when it was an operating unit of Pfizer Inc. Mr. Johnson started his career in 1974 with Burroughs Wellcome ("Burroughs") in pharmaceutical production management and was the head of manufacturing in Burroughs' Sydney, Australia subsidiary.

  Dr. Knudson has been a director of the Company since March 1990. Dr. Knudson is Chairman and Chief Executive Officer of Venturi Group, LLC, a venture capital medical device incubator and, since November 1996, has been the Chairman and founder of HeartStent Corp., a private company developing products for coronary revascularization. Since 1989, Dr. Knudson has also been a Managing Partner of Medical Innovation Partners ("MIP") and, since 1993, a Managing Venture Partner of Medical Innovation Partners II ("MIP II"), each a private investment partnership active in the formation, management, financing and development of start-up medical technology and service companies. MIP and MIP II are the general partners, respectively, of Medical Innovation Fund, a Limited Partnership, and Medical Innovation Fund II, a Limited Partnership. Dr. Knudson is also a director of Integ Incorporated.

  Dr. Milligan has been a director of the Company since August 1998. He retired at the end of 1996 as Senior Vice President and Chief Scientific Officer of Abbott Laboratories ("Abbott"), a post he had held since October 1994. During his 17 years with Abbott, Dr. Milligan held a number of senior research and development management positions. At different points in time he led both the Diagnostics Products as well as the Pharmaceutical Products research and development organizations. He is currently a vice president of Bay City Capital LLC of San Francisco, CA as well as non-executive chairman of the board of Caliper Technologies Corp. and Versicor Inc. In addition to the Company, Dr. Milligan is also a director of MAXIA Pharmaceuticals, Inc., ICOS Corporation, Reliant Pharmaceuticals, and The Presbyterian Homes. Dr. Milligan was appointed as a director of the Company upon the closing of the transactions contemplated by a Common Stock Purchase Agreement dated June 30, 1998 among the Company, BCC Acquisition II LLC and certain other persons. Pursuant to the Common Stock Purchase Agreement, the Company agreed to appoint two representatives of BCC Acquisition II LLC to serve as members of the Board of Directors, and to use its reasonable best efforts to ensure that the two representatives will be included as nominees of the Board of Directors and elected to serve on the Board of Directors so long as BCC Acquisition II LLC and the other investors (or their assignees) collectively own at least 5% of the Company's outstanding voting securities or at least 75% of the number of shares issued under the Common Stock Purchase Agreement. BCC Acquisition II LLC nominated Dr. Milligan and Mr. Cohn (who had already been a director of the Company since 1996) as their representatives.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. JOHNSON, DR. MILLIGAN AND MR. HOHMANN AS DIRECTORS OF THE COMPANY.

Meetings and Committees of the Board of Directors

  During the year ended December 31, 1999, the Board of Directors held five meetings. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees. The Company's Board and committees also act from time to time by holding telephonic meetings or by written consent in lieu of meetings.

  The Board of Directors has a Compensation Committee which consists of Dr. Knudson, Mr. Cohn and Mr. Hohmann. The Compensation Committee held two meetings during the year ended December 31, 1999. The Compensation Committee of the Board of Directors makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board, and administers the Company's 1990 Stock Option Plan (the "Stock Option Plan").

  The Board of Directors of the Company has an Audit Committee which consists of Mr. Cohn, Mr. de Bruin and Dr. Milligan. The Audit Committee held two meetings during the year ended December 31, 1999. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of their review to the full Board and to management.

  The Board of Directors of the Company has a Nominating Committee which consists of Messrs. Giddings, de Bruin and Johnson. The Nominating Committee held one meeting during the year ended December 31, 1999. The Nominating Committee of the Board of Directors makes recommendations concerning members of the Board of Directors.

Compensation of Directors

  Members of the Board of Directors who are not employees of the Company receive an annual retainer of $8,000 and $2,000 per Board meeting attended in person and $500 where the meeting is attended by means of telephonic communication, with the proviso that each non-employee Director shall be compensated for not less than six Board meetings in any 12-month period. In addition, each non-employee member of the Board of Directors of the Company serving on the Compensation Committee, the Audit Committee and the Nominating Committee receives $500 per committee meeting attended. Each non-employee Director may elect, not later than the last day of the Company's fiscal year, to be granted stock options in lieu of the compensation and fees otherwise payable to such Director for the next fiscal year. Such options shall be granted in quarterly installments on the last day of each fiscal quarter in which such compensation and fees are earned, to be fully exercisable immediately. The number of shares covered by each option shall be determined by dividing the total amount of compensation and fees payable at the end of each quarter by the option value of one share on the date of grant. The option value per share is determined using the Black Scholes option pricing model, and considers the annualized volatility of the Company's stock price, its annualized risk-free interest rate and the expected life of the options. All Directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

  Non-employee Directors are eligible to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, as amended, provides for an automatic grant of nonqualified stock options to purchase 18,000 shares of Common Stock to non-employee Directors of the Company on the date such individuals become directors of the Company (the "Initial Grant"), and an option to purchase 8,000 shares of Common Stock on each subsequent annual shareholder meeting date, subject to certain limitations. Options granted in connection with the Initial Grant vest and become exercisable as to 50% of such shares on the twelve month anniversary of the date of such Initial Grant and 25% at each such successive anniversary date thereafter if the holder remains a director on such dates. Options granted on the date of each annual meeting of shareholders become exercisable six months subsequent to the date of grant.

                            EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

  Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and its other executive officers. The disclosure requirements for these individuals include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of the report requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

 Overview

  The Committee is responsible for establishing and making certain recommendations to the Board of Directors concerning executive compensation, including annual base salaries, grants of stock options and other benefits. The Committee is composed entirely of independent outside directors of the Company. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The goal of the Committee is to establish compensation policies and programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests.

  The Committee intends to make the executive compensation program competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. For this purpose, the Committee compares the Company with a selected group of emerging growth companies with similar business characteristics and strategies, and has considered the recommendations of an independent compensation consultant to the Company.

  In evaluating compensation relative to Company performance, the Committee considers specific objective goals, such as the Company's stock performance, its operating revenues and earnings, and its progress toward profitability. The Committee also ties compensation to performance goals that involve a more subjective element and take into account the achievement of such nonfinancial goals such as the introduction of new products, optimization of manufacturing processes, growing market acceptance of the Company's products and implementation of the Company's strategy.

 Executive Compensation Program

  The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis consist primarily of base salaries, bonuses and stock options. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term.

  Base Salary and Bonus. Annual base salaries and bonuses are established as a result of the Committee's analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year, historical compensation levels within the executive officer group and salary and bonus levels offered by comparable companies.

  Stock Options. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching future performance goals. The Stock Option Plan is designed to align a portion of executive and other senior employee compensation with the long-term interests of shareholders. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period, as shares become vested, at the fair market value per share as of the date the option is granted. In addition to options, the Stock Option Plan permits the granting of several types of stock-based awards, including stock bonuses, and the Committee has granted performance-based stock bonuses from time to time.

  In determining whether to grant options to an executive officer, the Committee typically considers the individual's performance as such performance relates to the achievement of Company objectives and any planned change in functional responsibility. Although the stock option position of executive officers generally is reviewed on an annual basis, the Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Committee may or may not grant additional options at its discretion. The determination of whether any additional options will be granted to an executive officer is based on a number of factors, including Company performance, individual performance and levels of options granted by the comparable companies referred to above.

 Compensation of Chief Executive Officer

  Compensation for the Chief Executive Officer consists of the following components: base salary, incentive bonus and stock options. Mr. Giddings joined the Company in April 1996 as Chief Executive Officer. His 1999 base salary remained unchanged from 1998 at $300,000. Mr. Giddings was also paid a cash bonus of $292,000 and was granted an option to purchase 100,000 shares of the Company's Common Stock in 1999. Mr. Giddings' incentive compensation considers the Company's 1999 financial performance against established objectives and the Company's successful completion in 1999 of a major strategic partnership with Agilent Technologies, Inc., a subsidiary of Hewlett-Packard Company. The Committee believes that stock options granted to Mr. Giddings provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

 Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, did not affect the deductibility of compensation paid to the Company's executive officers in 1999 and is not anticipated to affect the deductibility of such compensation expected to be paid in 2000. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

                                          MARK B. KNUDSON,
                                          GERALD L. COHN and
                                          HANS-GUENTER HOHMANN
                                          The Members of the Compensation
                                           Committee

Compensation Committee Interlocks and Insider Participation

  Dr. Knudson and Mr. Cohn served as members of the Company's Compensation Committee during 1999. A third member of the 1999 Compensation Committee, Richard A. Norling, resigned from the Board of Directors effective December 31, 1999. Mr. Hohmann has replaced Mr. Norling on the Compensation Committee.

  Effective March 31, 1998, the Company secured a $1,000,000 receivable backed credit line with DVI Business Credit Corporation. DVI Business Credit Corporation is a business unit of DVI, Inc. ("DVI"), of which Mr. Cohn is a director and consultant. The loan agreement requires the Company's accounts receivable collections be applied to reduce the loan balance, including advances, interest and fees. All advances under the line of credit bear interest on the unpaid principal amount at a fluctuating rate equal to the Prime Rate plus three percent. Interest is payable monthly in arrears. The loan agreement requires the monthly payment of an annualized unutilized loan fee equal to one half of one percent (0.5%) of the difference between the committed available loan amount and the average outstanding loan balance. The Company has no outstanding balance drawn on the line of credit as of the date of this Proxy Statement.

  Beginning November 26, 1996, the Company entered into three note agreements totaling $1,557,933 with DVI. The loan agreements require principal and interest payments in monthly installments at varying amounts through September 2002, at annual interest rates ranging from 10.1% to 10.95%. Maturity dates of the notes range from December 1, 2001 to September 25, 2002, and all notes are secured by equipment.

  On June 6, 1999, the Company and HP signed an exclusive worldwide Distribution Agreement to market, sell and distribute the Company's Trendcare(R) continuous blood-gas monitoring systems and the IRMA(R) SL point-of-care blood analysis system. Under the terms of the Distribution Agreement, the Company transferred full responsibility for marketing, sales and distribution for these products to HP. The initial term of the Distribution Agreement is three and a half years, with the option for extensions. Concurrently with the execution of the Distribution Agreement, HP agreed to acquire $9.5 million of the Company's Common Stock at $7.00 per share, with a warrant to purchase 452,381 shares of Common Stock at $8.40 per share. The sale of shares of Common Stock to HP for $9.5 million was completed on June 28, 1999. In addition to HP's equity investment, the Distribution Agreement also provides for minimum purchase commitments, market development commitments, research and development funding and royalty payments over the term of the agreement, as well as funding of sales and marketing costs during a sales transition period.

  Mr. Hohmann is an executive officer of Agilent, a leading provider of test and measurement solutions and communications components, and serves on the Board of Directors of the Company as a representative of Agilent pursuant to the Common Stock Purchase Agreement between the Company and HP. In November 1999, HP assigned the Distribution Agreement, with all its related rights and obligations, and its equity investment with the Company to Agilent. Agilent was formed as a new company and subsidiary of HP in November 1999. HP plans to spin-off its ownership in Agilent to HP shareholders during 2000.

Summary Compensation Table

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other most highly compensated executive officers of the Company whose salary and bonus earned in the fiscal year ended December 31, 1999 exceeded $100,000 for services rendered:

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                    Annual       Compensation
                                                 Compensation       Awards
                                               ----------------- ------------
                                                                    Stock
                                                                   Options     All Other
                                          Year  Salary   Bonus     (Shares)   Compensation
                                          ---- -------- -------- ------------ ------------
David T. Giddings.......................  1999 $300,000 $292,000   100,000      $   --
 President, Chief Executive Officer and   1998  300,000      --        --           --
 Chairman of the Board                    1997  300,000  180,000   100,000          --

Roy S. Johnson..........................  1999 $177,169 $108,722    30,000      $49,675(1)
 Executive Vice President and President   1998  189,000      --        --        48,804(1)
 and Managing Director of DML             1997  166,400   40,350    25,000       38,300(1)

Laurence L. Betterley...................  1999 $175,000 $ 94,063    25,000      $   --
 Senior Vice President and Chief          1998  175,000   10,500       --           --
 Financial Officer                        1997  159,615   47,885    75,000          --

James R. Miller.........................  1999 $175,000 $ 87,500    25,000      $   --
 Senior Vice President of Sales and       1998  175,000   11,813       --           --
 Marketing and Commercial Development     1997  164,415   39,460    25,000          --

--------
(1) Includes Company pension plan contributions made on Mr. Johnson's behalf and Company expenses related to Mr. Johnson's use of a Company automobile.

Employment Contracts and Change in Control Agreements

  Except as provided below, none of the Company's executive officers has a written employment agreement. Pursuant to a Severance Pay Agreement dated July 31, 1998 (the "Severance Pay Agreement"), in addition to payment of full base salary, bonus and benefits earned through date of termination, Mr. Giddings will receive a lump-sum cash severance payment equal to three times his full base salary in effect immediately prior to termination, plus the targeted bonus Mr. Giddings would have earned for the year in which termination is effective (assuming for such purpose the achievement of targeted performance), under certain circumstances following a change in control of the Company, as defined in the Severance Pay Agreement, subject to certain tax adjustments. Mr. Giddings' Severance Pay Agreement is for a three year term and automatically renews for an additional three year term unless earlier canceled in writing. Mr. Giddings' stock options also will vest immediately in the event of a change in control.

  Similar severance arrangements for the Company's executive officers, under certain circumstances following a "change in control," have been established, with lump-sum cash severance payments equal to two times full base salary in effect immediately prior to termination, plus the targeted bonus such executive officers would have earned for the year in which termination is effective (assuming for such purpose the achievement of targeted performance), subject to certain tax adjustments. In addition, severance arrangements have been established for the Company's executive officers in the event of termination for reasons other than "cause," providing for the payment of full base salary, bonus and benefits earned through date of termination, as well as the continuation of payment of the full base salary then in effect for an additional twelve month period, plus a pro rata portion of the targeted bonus such executive officer would have earned for the year in which termination is effective (assuming for such purpose the achievement of targeted performance).

  As described below in footnote (1) to the table entitled "Option Grants During Year Ended December 31, 1999," the exercisability of options granted to named executive officers is accelerated in the event of a "change in control" involving the Company.

Stock Options

  The following table summarizes option grants during the year ended December 31, 1999 to the executive officers named in the "Summary Compensation Table" above:

               Option Grants During Year Ended December 31, 1999

                                                                                Potential
                                                                           Realizable Value at
                                                                             Assumed Annual
                                      % of Total                             Rates of Stock
                                       Options                             Price Appreciation
                                      Granted to                           for Option Term(3)
                           Options   Employees in ExercisePrice Expiration -------------------
Name                     Granted (1)   FY 1999     Per Share(2)    Date       5%       10%
----                     ----------- ------------ ------------- ---------- -------- ----------
David T. Giddings.......   100,000        22%        $5.880      3/15/09   $369,790 $1,525,121
Roy S. Johnson..........    30,000         7          5.880      3/15/09    110,937    457,536
Laurence L. Betterley...    25,000         6          5.880      3/15/09     92,448    381,280
James R. Miller.........    25,000         6          5.880      3/15/09     92,448    381,280

--------
(1) Each option represents the right to purchase one share of Common Stock and all grants were made pursuant to the Stock Option Plan. Stock options were granted to Messrs. Giddings, Johnson, Miller and Betterley in March 1999 and become exercisable with respect to one-quarter of the shares on each of the first four anniversaries of the grant date. To the extent not already exercisable, the options granted to all four individuals become exercisable in the event of a "change in control" (as defined in the stock option agreements) involving the Company.

(2) The exercise price is equal to the fair market value of the Common Stock on the date of grant in the case of each of such grants. The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price, or a combination of cash and shares of Common Stock.

(3) The compounding assumes a ten year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

  The following table summarizes the value of all options held by the executive officers named in the "Summary Compensation Table" above at December 31, 1999. No options held by such executive officers were exercised during the 1999 fiscal year.

             Aggregate Value of Options Held At December 31, 1999

                               Number of Unexercised   Value of Unexercised In-
                                  Options Held at      the-Money Options Held at
                               December 31, 1999(1)      December 31, 1999(2)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
David T. Giddings...........   375,000      325,000     $999,688     $903,063
Roy S. Johnson..............   125,000       80,000     $435,938     $230,475
Laurence L. Betterley.......   127,500       47,500     $453,594     $109,094
James R. Miller.............   136,500       37,500     $342,781     $ 74,094

--------
(1) Each option represents the right to purchase one share of Common Stock and all grants were made pursuant to the Stock Option Plan. To the extent not already exercisable, the options granted to the named executive officers become exercisable in the event of a "change in control" (as defined in the stock option agreements) involving the Company.

(2) Value based on the difference between the fair market value of the shares of Common Stock at December 31, 1999 ($8.5625) and the exercise price of the options.

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Medical Devices, Instruments and Supplies Manufacturer Index over the same period for the period from June 14, 1994 (the date of the initial public offering of the Common Stock) to December 31, 1999 (assuming the investment in the Common Stock and each index was $100 on June 14, 1994, and that dividends, if any, were reinvested).

           Comparison of Cumulative Total Return since June 14, 1994 among Diametrics Medical, Inc., the Nasdaq Stock Market Index and
    the Nasdaq Medical Devices, Instruments and Supplies Manufacturer Index

                              [Performance Graph]

                            6/14/94 12/29/95 12/31/96 12/31/97 12/31/98 12/31/99
                            ------- -------- -------- -------- -------- --------
Diametrics Medical, Inc...  $100.00 $ 78.00  $ 70.00  $ 89.00  $ 79.00  $137.00
Nasdaq Stock Market Index.   100.00  145.00   179.00   219.00   309.00   558.00
Nasdaq Medical Devices,
 Instruments and Supplies
 Manufacturer Index.......   100.00  173.00   162.00   186.00   208.00   253.00

                             CERTAIN TRANSACTIONS

  Effective March 31, 1998, the Company secured a $1,000,000 receivable backed credit line with DVI Business Credit Corporation. DVI Business Credit Corporation is a business unit of DVI, Inc., of which Mr. Cohn is a director and consultant. The loan agreement requires the Company's accounts receivable collections be applied to reduce the loan balance, including advances, interest and fees. All advances under the line of credit bear interest on the unpaid principal amount at a fluctuating rate equal to the Prime Rate plus three percent. Interest is payable monthly in arrears. The loan agreement requires the monthly payment of an annualized unutilized loan fee equal to one half of one percent (.5%) of the difference between the committed available loan amount and the average outstanding loan balance. The Company has no outstanding balance drawn on the line of credit as of the date of this Proxy Statement.

  Beginning November 26, 1996, the Company entered into three note agreements totaling $1,557,933 with DVI, Inc. The loan agreements require principal and interest payments in monthly installments at varying amounts through September 2002, at annual interest rates ranging from 10.1% to 10.95%. Maturity dates of the notes range from December 1, 2001 to September 25, 2002, and all notes are secured by equipment.

  On June 6, 1999, the Company and HP signed an exclusive worldwide Distribution Agreement to market, sell and distribute the Company's Trendcare(R) continuous blood-gas monitoring systems and the IRMA(R) SL point-of-care blood analysis system. Under the terms of the Distribution Agreement, the Company transferred full responsibility for marketing, sales and distribution for these products to HP. The initial term of the Distribution Agreement is three and a half years, with the option for extensions. Concurrently with the execution of the Distribution Agreement, HP agreed to acquire $9.5 million of the Company's Common Stock at $7.00 per share, with a warrant to purchase 452,381 shares of Common Stock at $8.40 per share. The sale of shares of Common Stock to HP for $9.5 million was completed on June 28, 1999. In addition to HP's equity investment, the Distribution Agreement also provides for minimum purchase commitments, market development commitments, research and development funding and royalty payments over the term of the agreement, as well as funding of sales and marketing costs during a sales transition period.

  Mr. Hohmann is an executive officer of Agilent, a leading provider of test and measurement solutions and communications components, and serves on the Board of Directors of the Company as a representative of Agilent pursuant to the Common Stock Purchase Agreement between the Company and HP. In November 1999, HP assigned the Distribution Agreement, with all its related rights and obligations, and its equity investment with the Company to Agilent. Agilent was formed as a new company and subsidiary of HP in November 1999. HP plans to spin-off its ownership in Agilent to HP shareholders during 2000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of March 29, 2000 by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each of the Company's directors and nominees for director, (iii) each of the officers named under the "Summary Compensation Table" above and (iv) all directors, nominees and executive officers of the Company as a group:

                                          Number of Shares
Name of Beneficial Owner               Beneficially Owned (1) Percent of Class
------------------------               ---------------------- ----------------
BCC Acquisition II LLC (2)............       3,400,541              12.3%
 c/o Bay City Capital LLC
 750 Battery Street, Suite 600
 San Francisco, CA 94111
Agilent Technologies, Inc. (3)........       1,809,524               6.8
 3000 Hanover Street
 MS 20 BQ
 Palo Alto, CA 94304
Amarfour, L.L.C. (4)..................       1,789,100               6.8
 200 West Madison Street
 Suite 3800
 Chicago, IL 60606
The TCW Group, Inc. (5)...............       1,736,745               6.6
 865 South Figueroa Street
 Los Angeles, CA 90017
State of Wisconsin Investment Board
 (6)..................................       1,365,800               5.2
 P.O. Box 7842
 Madison, WI 53707
David T. Giddings (7).................         510,414               1.9
Mark B. Knudson, Ph.D. (8)............         472,377               1.8
Gerald L. Cohn (9)....................         298,457               1.1
Laurence L. Betterley (10)............         161,085                *
James R. Miller (11)..................         141,693                *
Roy S. Johnson (12)...................         136,593                *
Andre de Bruin (13)...................          73,126                *
David V. Milligan, Ph.D. (14).........          17,113                *
Hans-Guenter Hohmann..................               0                *
All directors and executive officers
 as a group (9 persons) (15)..........       1,810,858               6.6

--------
  * Less than 1%.
 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options, warrants or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of March 29, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) In a Schedule 13D dated as of July 15, 1999, BCC Acquisition II LLC indicated that it is the beneficial owner of 3,400,541 shares of Common Stock with shared voting and dispositive power with respect to such shares. Includes 650,731 shares of Common Stock issuable upon the exercise of outstanding warrants, and 797,619 shares of Common Stock issuable upon the conversion of outstanding convertible notes.
 (3) In a Schedule 13D/A dated as of December 21, 1999, Agilent Technologies, Inc. indicated that it is the beneficial owner of 1,809,524 shares of Common Stock with shared voting and dispositive power with respect to such shares. Includes 452,381 shares of Common Stock issuable upon full exercise of an outstanding warrant.
 (4) In a Schedule 13G dated as of August 4, 1998, Amarfour, L.L.C. ("Amarfour") indicated that it is the beneficial owner of 1,789,100 shares of Common Stock, with sole voting and dispositive power with respect to such shares. Amarfour also indicated that an affiliate of Amarfour (the "RA Trusts") directly owned 25,319 shares of Common Stock, and that such affiliate owned indirect interests in each of BCC Acquisition II LLC, The Bay City Capital Fund I, L.P., Bay City Capital Management LLC and Bay City Capital LLC, which entities had acquired beneficial ownership of up to 3,400,541 shares of Common Stock as of such date. Amarfour also indicated that as of August 4, 1998 certain trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased (the "Hoinfad Trusts") owned less than a 10% interest in AEOW 96, LLC ("AEOW"), and that as of August 4, 1998, AEOW acquired beneficial ownership of 30,953 shares of the Company's Common Stock, and, as of such date, beneficially owned an aggregate of 91,042 shares of the Company's Common Stock. Different individuals serve as trustees of the member trusts of Amarfour and the RA Trusts on the one hand and the Hoinfad Trusts on the other hand, and there is no overlap in trusteeships between the Hoinfad Trusts and the member trusts of Amarfour, but there is overlap in trusteeships between the member trusts of Amarfour and the RA Trusts. Amarfour disclaims the existence of any group and beneficial ownership of such shares.
 (5) In a Schedule 13G dated as of December 31, 1999, The TCW Group, Inc. ("TCW") indicated that it is the beneficial owner of 1,736,745 shares of Common Stock, and that it shares voting and dispositive power with respect to such shares with Robert Day, an individual who may be deemed to control TCW.
 (6) In a Schedule 13G dated as of January 25, 2000, the State of Wisconsin Investment Board indicated that it is the beneficial owner of 1,365,800 shares of Common Stock with sole voting and dispositive power with respect to such shares.
 (7) Includes 500,000 shares of Common Stock issuable upon exercise of outstanding options.
 (8) Includes 58,500 shares of Common Stock issuable upon the exercise of outstanding options. Includes 237,806 shares of Common Stock beneficially owned by Medical Innovation Fund II ("MIF II"). Dr. Knudson is a general partner of Medical Innovation Partners II, the general partner of MIF II. Dr. Knudson disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest in the partnerships. Excludes 459,254 shares of Common Stock held by Medical Innovation Fund ("MIF"). Medical Innovation Partners ("MIP") is the general partner of MIF. Dr. Knudson is a partner of MIP. Dr. Knudson disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interests in such partnerships.
 (9) Includes 126,899 shares of Common Stock held by the Gerald L. Cohn Revocable Trust, as well as 47,619 shares issuable to the Gerald L. Cohn Revocable Trust upon the conversion of outstanding convertible notes. Includes 3,000 shares owned by Mr. Cohn's spouse, as well as 667 shares issuable to Mr. Cohn's spouse upon the exercise of outstanding warrants. Also includes 38,500 shares of Common Stock issuable upon exercise of outstanding options. Excludes 3,400,541 shares beneficially owned by BCC Acquisition II LLC. On August 4, 1998, BCC Acquisition II LLC, a Delaware limited liability company, acquired shares of Common Stock, warrants to acquire additional shares of Common Stock and notes convertible into shares of Common Stock. Mr. Cohn disclaims direct beneficial ownership in the Company's securities held by BCC Acquisition II LLC and any transaction therein.
(10) Includes 133,750 shares of Common Stock issuable upon the exercise of outstanding options.
(11) Includes 136,750 shares of Common Stock issuable upon the exercise of outstanding options.
(12) Includes 132,500 shares of Common Stock issuable upon exercise of outstanding options.
(13) Includes 72,126 shares of Common Stock issuable upon exercise of outstanding options.
(14) Includes 17,113 shares of Common Stock issuable upon exercise of outstanding options.
(15) See Notes (7) - (14) above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than ten percent shareholders are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that (1) an initial statement of beneficial ownership on Form 3 was not timely filed by Mr. Hohmann to reflect becoming a director on August 10, 1999, but such event was subsequently reported, and (2) a statement of change of beneficial ownership on Form 4 was not timely filed by Mr. Norling to reflect the sale of 10,000 shares on November 18, 1999, but such sale was subsequently reported.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2000. KPMG LLP has served as the Company's independent auditors since 1990 and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Pursuant to federal securities laws, any proposal by a shareholder to be presented at the 2001 Annual Meeting of Shareholders and to be included in the Company's proxy statement and form of proxy must be received at the Company's executive offices, 2658 Patton Road, Roseville, Minnesota 55113, no later than the close of business on December 15, 2000. Proposals should be sent to the attention of the Secretary. Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than February 16, 2001. Each such notice should be sent to the attention of the Secretary, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws. The Company intends to exercise its discretionary authority with respect to any matter not properly presented by such date in accordance with the proxy rules adopted under the Securities Exchange Act of 1934.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Kenneth L. Cutler
                                          Kenneth L. Cutler
                                          Secretary
                                          April 14, 2000

                           DIAMETRICS MEDICAL, INC.
                               2658 Patton Road
                          Roseville, Minnesota 55113

                  Annual Meeting of Shareholders May 17, 2000
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned appoints David T. Giddings and Laurence L. Betterley, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Diametrics Medical, Inc. (the "Company") held by the undersigned on March 29, 2000, at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 17, 2000 at 3:30 p.m., at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, and at all adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

     Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date and return the proxy in the addressed envelope -- no postage required. Please mail promptly to save further solicitation expenses.

                        (To be Signed on Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                           DIAMETRICS MEDICAL, INC.

                                 May 17, 2000

             -- Please Detach and Mail in the Envelope Provided --
--------------------------------------------------------------------------------

Please mark your votes as in this example
[X]

                               FOR all nominees         WITHHOLD AUTHORITY
                               (except as marked to     to vote for all nominees
                               the contrary below)

(1)  Election of Directors:          [_]                        [_]

To withhold authority to vote for a
specific nominee, place a line
through such nominee's name at right         Nominees:  Hans-Guenter Hohmann
                                                        Roy S. Johnson
                                                        David V. Milligan, Ph.D.

(2) To vote with discretionary authority on such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THE PROXY WILL BE VOTED "FOR" ALL PERSONS NAMED IN ITEM 1 AT LEFT, ON ALL OTHER MATTERS THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTEREST OF THE COMPANY.

SIGNATURE(S)   _________________________________

               _________________________________ Dated ______________, 2000

INSTRUCTIONS:   When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator,
                custodian or guardian, please give full title as such. If shares are held by a corporation, this proxy should be signed in full corporate name by its president or other authorized officer. If a partnership holds the shares subject to this proxy, an
                authorized person should sign in the name of such partnership.
--------------------------------------------------------------------------------